Exhibit 4.1

DESCRIPTION OF SECURITIES

The following summary of the material terms of the Company securities is not intended to be, and does not purport to be, complete and is qualified in its entirety by the Company Charter and Company Bylaws, which are exhibits to the Company’s Annual Report on Form 10-K filed with the SEC on March 10, 2022, as well as to the provisions of applicable law.

Authorized Capital Stock

The Company Charter authorizes the issuance of 1,217,900,000 shares of capital stock, consisting of:

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1,000,000 shares of preferred stock, par value $0.0001 per share;
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1,000,000,000 shares of Company Class A common stock, par value $0.0001 per share;
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30,000,000 shares of Company Class B common stock, par value $0.0001 per share, divided into a series of 10,000,000 shares of Company Class B-1 common stock; a series of 10,000,000 shares of Company Class B-2 common stock and a series of 10,000,000 shares of Company Class B-3 common stock;
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175,000,000 shares of Company Class V common stock, par value $0.0001 per share; and
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12,900,000 shares of Company Class Z common stock, par value $0.0001 per share, divided into a series of 11,500,000 shares of Company Class Z-A common stock; a series of 700,000 shares of Company Class Z-B-1 common stock and a series of 700,000 shares of Company Class Z-B-2 common stock.

Class A Common Stock

Voting rights. Except as provided in the Company Charter or as required by applicable law, holders of Company Class A common stock are entitled to one vote per share on all matters to be voted on by Company stockholders generally. At annual and special meetings of Company stockholders, the holders of Company Class A common stock and Company Class V common stock will vote together as a single class on any matters submitted to a vote of Company stockholders that have voting rights generally. Further, the holders of Company Class A common stock and Company Class V common stock have the exclusive right to vote for the election of directors and on all other matters submitted to a stockholder vote generally.

Generally, unless a different voted standard applies under the Company Charter, the Company Bylaws or applicable law, all matters to be voted on by stockholders must be approved by a majority of the votes cast (except for the election of directors, which will be decided based on a plurality of the votes cast by stockholders present in person or represented by proxy at the applicable meeting and entitled to vote on the election of such directors).

Notwithstanding the foregoing, the Company Charter provides that holders of Company Class A common stock will not be entitled to vote on any amendment to the Company Charter (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Company common stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Company Charter (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend rights. Subject to applicable law and the rights of any outstanding Preferred Stock, the holders of shares of Company Class A common stock and Company Class B common stock, taken together as a single class, will participate ratably (based on the number of shares held) in any dividends that may be declared from time to time by the Company Board out of funds legally available therefor.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Company Class A common stock (including any shares of Company Class A common stock issuable upon the conversion of any Company Class B common stock or Company Class Z common stock, including any Company Class Z-B-1 or Company Class Z-B-2 common stock that converts into Class B-1 or

Class B-2 common stock so in connection with such liquidation event and, if such liquidation event also constitutes a Class B-1 Vesting Event or Class B-2 Vesting Event, automatically then converts into Company Class A common stock) will share ratably in all assets of the Company remaining after payment of the Company’s debts and other liabilities, subject to prior distribution and other preferential rights of any Preferred Stock then outstanding, if any, having a preference over the Company Class A common stock.

Class B Common Stock

Voting rights. Holders of Company Class B common stock are not entitled to any voting rights with respect to such shares, except as required by applicable law (which, under the DGCL and the Company Charter, will generally be limited to amendments to the Company’s certificate of incorporation that involve changes in the par value of the Company Class B common stock or that would adversely alter the powers, preferences or special rights of the Company Class B common stock (or any series thereof)).

Dividend rights. Holders of Company Class B common stock will participate ratably, as a single class, with the Company Class A common stock in any dividends that may be declared from time to time by the Company Board out of funds legally available therefor. However, no such dividends will actually be paid on any shares of Company Class B common stock until the shares are converted into Company Class A common stock, at which time all accrued dividends will be paid (other than in respect of any shares that remain unvested pursuant to the terms of an applicable award agreement, which will not be paid until the applicable award vests). If any shares of Company Class B common stock are forfeited, the holder will also forfeit and lose the right to any accrued dividends.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class B common stock are not entitled to receive any assets of the Company (except that, to the extent such liquidation, dissolution or winding up constitutes a Class B-1 Vesting Event, Class B-2 Vesting Event or Class B-3 Vesting Event (as applicable), such Company Class B common stock will automatically convert into Company Class A common stock in connection therewith and the holders of such resulting Company Class A common stock will be treated as a holder of Company Class A common stock in connection with such liquidation).

Automatic Conversion. The Company Class B-1 common stock will automatically convert into shares of Company Class A common stock on a one-for-one basis (subject to adjustment) upon the occurrence of a Class B-1 Vesting Event. The Company Class B-2 common stock will automatically convert into shares of Company Class A common stock on a one-for-one basis (subject to adjustment) upon the occurrence of a Class B-2 Vesting Event. The Company Class B-3 common stock will automatically convert into Company Class A common stock on a one-for-one basis (subject to adjustment) upon the occurrence of a Class B-3 Vesting Event.

Forfeiture and Cancellation. If there has not been a Class B-1 Vesting Event (with respect to the Company Class B-1 common stock), Class B-2 Vesting Event (with respect to the Company Class B-2 common stock) or Class B-3 Vesting Event (with respect to the Company Class B-3 common stock) on or before the seventh anniversary of the Closing Date, all of the outstanding shares of the applicable class of Class B common stock will automatically be forfeited and cancelled for no consideration.

Transfer Restrictions. The Company Class B common stock is not transferrable other than to certain permitted transferees.

Class V Common Stock

Voting rights. Except as provided in the Company Charter or as required by applicable law, holders of Company Class V common stock are entitled to one vote per share on all matters to be voted on by Company stockholders generally or on which the Company Class V common stock is entitled to vote as a separate class. At annual and special meetings of Company stockholders, the holders of Company Class A common stock and Company Class V common stock will vote together as a single class on any matters submitted to a vote of Company stockholders that have voting rights generally. Further, the holders of Company Class A common stock and Company Class V common stock have the exclusive right to vote for the election of directors and on all other matters submitted to a stockholder vote generally.

Notwithstanding the foregoing, the Company Charter provides that holders of Company Class V common stock will not be entitled to vote on any amendment to the Company Charter (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock or other series of Company common stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Company Charter (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the DGCL.

Dividend rights. The Company Class V common stock will have no economic rights. As a result, holders of Company Class V common stock will not be entitled to any dividends or other distributions on such shares.

Rights upon liquidation. The holders of Company Class V common stock are not entitled to receive any assets of the Company upon any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs.

Cancellation. In the event that an outstanding share of Company Class V common stock ceases to be held, directly or indirectly, by the applicable holder of a Class A Unit, the share will automatically be transferred to the Company and cancelled for no consideration.

Future Issuances. Under the Company Charter, the Company is not permitted to issue additional shares of Company Class V common stock after the adoption of the Company Charter, other than in connection with the valid issuance of Class A Units under the Alight Holdings Operating Agreement, the vesting and exchange of any Class B Units for Class A Units in connection with a Class B Vesting Event or the conversion of any Class Z-A Units into Class A Units in accordance with the Alight Holdings Operating Agreement.

Class Z Common Stock

Voting rights. Holders of Company Class Z common stock are not entitled to any voting rights with respect to such shares, except as required by applicable law (which, under the DGCL and the Company Charter, will generally be limited to amendments to the Company’s certificate of incorporation that involve changes in the par value of the Company Class Z common stock or that would adversely alter the powers, preferences or special rights of the Company Class Z common stock (or any series thereof)).

Dividend rights. Holders of Company Class V common stock will not be entitled to any dividends or other distributions on such shares.

Rights upon liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Company Class Z common stock are not entitled to receive any assets of the Company, except to the extent that such shares of Company Class Z common stock vest and convert into Company Class A common stock or Company Class B common stock in connection with such liquidation event (in which case such shares will be treated as shares of Company Class A common stock or Company Class B common stock, as applicable, for purposes thereof).

Vesting and Forfeiture. The Company Class Z common stock are unvested and will, with respect to each holder’s applicable portion thereof (as determined pursuant to the Company Charter), (i) vest and be converted into an equivalent portion of the Company Class A common stock or Company Class B common stock, as applicable, in the event the corollary unvested shares of Company Class A common stock or Company Class B common stock are forfeited pursuant to an applicable award agreement and (ii) be forfeited for no consideration in the event that the corollary unvested shares of Company Class A common stock or Company Class B common stock vest pursuant to the terms of an applicable award agreement.

Transfer Restrictions. The Company Class Z common stock is not transferrable other than to certain permitted transferees.

Preferred Stock

The Company Charter authorizes the Company Board to establish one or more series of Preferred Stock. Unless required by law or any stock exchange, the authorized shares of Preferred Stock are available for issuance without further action by the holders of the Company common stock. The Company Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Preferred Stock.

The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. Additionally, the issuance of Preferred Stock may adversely affect the holders of the Company common stock by restricting dividends on the Company Class A common stock, diluting the voting power of the Company Class A common stock and the Company Class V common stock or subordinating the liquidation rights of the Company Class A common stock. As a result of these or other factors, the issuance of Preferred Stock could have an adverse impact on the market price of the Company Class A common stock. At present, we have no plans to issue any Preferred Stock.

Preemptive Rights; Sinking Fund Provisions

The holders of Company common stock have no preemptive rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Company common stock.

Dividends

We have not declared or paid any dividends in the past and do not expect to declare or pay any dividends in the future. We are a holding company with no material assets other than our interest in Alight Holdings. The payment of cash dividends, if any, will be dependent upon the revenue and earnings of Alight, if any, capital requirements and the general financial condition of the Alight business. We intend to cause Alight Holdings to make distributions to holders of Alight Holdings Units (including the Company) in amounts sufficient to cover applicable taxes and certain obligations under the Tax Receivable Agreement, as well as any dividends declared by us.

Our Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company.

Anti-Takeover Effects of the Company Charter, Company Bylaws and Certain Provisions of Delaware Law

The Company Charter, the Company Bylaws and the DGCL contain provisions, which are summarized in the following paragraphs, which are intended to enhance the likelihood of continuity and stability in the composition of the Company Board and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control or other unsolicited acquisition proposal, and enhance the ability of the Company Board to maximize stockholder value. However, these provisions may have the effect of delaying, deterring or preventing a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including attempts that might result in a premium over the prevailing market price for the shares of Company Class A common stock.

Action by Written Consent

The Company Charter provides that any action required or permitted to be taken by the Company’s stockholders (other than certain actions to be taken by holders of Company Class V common stock, voting together as a single class, or in respect of any applicable series of Preferred Stock) must be effected at a duly called annual or special meeting of such stockholders, and may not be taken by written consent, unless such action is recommended or approved by all members of the Company Board then in office.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NYSE, which apply so long as the Company Class A common stock remains listed on NYSE, require stockholder approval of certain issuances of Company common stock (or securities convertible into or exercisable for Company common stock) equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock. As a result, the Company may issue additional shares in the future for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions, without approval of the Company’s stockholders.

In addition, the Company Board is generally authorized to issue shares of one or more series of preferred stock having such terms, powers, rights and preferences as the Company Board determines in its discretion, including terms that may be designed to discourage, delay or prevent a change of control of the Company or the removal of Company management.

One of the effects of the existence of unissued and unreserved common stock may be to enable the Company Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A common stock at prices higher than prevailing market prices.

Business Combinations

The Company has elected not to be governed by Section 203 of the DGCL. However, the Company Charter contains similar provisions providing that the Company will not engage in any “business combinations” (as defined in the Company Charter), at any point in time at which the Company’s common stock is registered under Section 12(b) or 12(g) of the Exchange Act, with any “interested stockholder” (as defined in the Company Charter, but expressly excluding any of the Sponsor Investors, Existing Investors, their direct or indirect transferees and affiliates) for a three-year period after the time that such person became an interested stockholder unless:

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prior to such time, the Company Board approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
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at or subsequent to such time, the business combination is approved by the Company Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock of the Company which is not owned by the interested stockholder.

Under the Certificate Charter, a “business combination” is defined to generally include a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. The Company Charter expressly excludes certain of the Company’s stockholders with whom the Company entered into the Investor Rights Agreement, certain of their respective transferees and their respective successors and affiliates from the definition of “interested stockholder” irrespective of the percentage ownership of the total voting power beneficially owned by them. Under certain circumstances, such provisions in the Company Charter make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. Accordingly, such provisions in the Company Charter could have an anti-takeover effect with respect to certain transactions which the Company Board does not approve in advance. Such provisions may encourage companies interested in acquiring the Company to negotiate in advance with the Company Board because the stockholder approval requirement would be avoided if the Company Board approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. However, such provisions also could discourage attempts that might result in a premium over the market price for the shares held by stockholders. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Election and Removal of Directors and Vacancies

The Company Charter provides that the Company Board determines the number of directors who serve on the board, subject to the rights set forth in the Investor Rights Agreement. The Company Board is divided into three classes designated as Class I, Class II and Class III. Class I directors are serving for an initial term expiring at the first annual meeting of stockholders following the Closing Date. Class II and Class III directors are serving for an initial term expiring at the second and third annual meeting of stockholders following the Closing Date, respectively. At each succeeding annual meeting of stockholders, directors will be elected to the class whose term is expiring at such annual meeting for a full term of three years.

Subject to the terms of the Investor Rights Agreement, directors may be removed only for cause and only upon the affirmative vote of the holders of at least 66 2/3% of the total voting power of all of the then-outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

In addition, the Company Charter provides that any vacancy on the Company Board, including a vacancy that results from an increase in the number of directors or a vacancy that results from the removal of a director with cause, may be filled only by a majority of the directors then in office, subject to the provisions of the Investor Rights Agreement and any rights of the holders of Preferred Stock.

No Cumulative Voting

Under Delaware law, there is no right to vote cumulatively (which allows stockholders to cast all of the votes such stockholder is entitled to for a single nominee for a board of directors rather than only being able to vote the number of shares such stockholder holds for or against each nominee) unless expressly authorized in the certificate of incorporation. The Company Charter does not authorize cumulative voting.

Special Stockholder Meetings

The Company Charter provides that special meetings of stockholders may be called only by or at the direction of the Company Board, the Chairman of the Board or the Chief Executive Officer. These provisions may have the effect of deterring, delaying or discouraging hostile takeovers, or changes in control or management of the Company.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals

The Company Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Company Board or a committee of the Company Board or pursuant to the Investor Rights Agreement. For any matter to be “properly brought” before a meeting, a stockholder will have to comply with advance notice requirements and provide the Company with certain information. Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the immediately preceding annual meeting of stockholders (for the purposes of the first annual meeting of the stockholders of the Company following the adoption of the Company Bylaws, the date of the preceding annual meeting is deemed to be June 30th of the preceding calendar year). The Company Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions do not apply to the Sponsor Investors or Existing Investors in respect of designations made under the Investor Rights Agreement for so long as the Investor Rights Agreement remains in effect.

The Company Bylaws allow the chairman of a stockholder meeting to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed. These provisions may also deter, delay or discourage a potential acquirer or investor from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to influence or obtain control of the Company.

Supermajority Voting Requirements

The Company Charter provides that the Company Board is expressly authorized to make, alter, amend, change, add to, rescind or repeal, in whole or in part, the Company Bylaws without a stockholder vote in any manner not inconsistent with the laws of the State of Delaware or the Company Charter. Any amendment, alteration, rescission or repeal of Article I (Stockholders), Article II (Board of Directors) or Article IV (Indemnification and Advancement of Expenses) of the Bylaws will require the affirmative vote of the holders of at least 66-2/3% of the total voting power of all outstanding shares of Company common stock entitled to vote generally in the election of directors, voting together as a single class. Bylaw amendments generally will require the affirmative vote of at least a majority in voting power of all of the then-outstanding shares of the Company common stock entitled to vote generally in the election of directors, voting together as a single class, which is a higher vote standard than matters that generally come before the Company stockholders.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares of common stock, voting together as a single class, is required to amend a corporation’s certificate of incorporation, unless the certificate of incorporation requires a greater percentage. However, the Company Charter requires the affirmative vote of the holders of at least 80% in total voting power of all of the then-outstanding shares of the Company’s stock entitled to vote generally in the election of directors, voting together as a single class, to approve any amendment, alteration, repeal or rescission of the provisions in Article X thereof, which generally relate to competition and corporate opportunities. In addition, the affirmative vote of at least 66-2/3% in total voting power of all the then-outstanding shares of the Company’s stock entitled to vote generally in the election of directors, voting together as a single class, are required under the Company Charter to approve any amendment, alteration, repeal or rescission to the following Articles:

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Article V, which requires a 66-2/3% supermajority vote, in case of provisions in Article I, Article II and Article IV of the Company Bylaws, and a majority vote of the outstanding shares, in the case of any other provisions, for stockholders to amend the Company Bylaws;
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Article VI, which contains provisions (i) providing for a classified board of directors (and the election and term of directors), (ii) regarding filling vacancies on the Company Board and newly created directorships; and (iii) regarding the resignation and removal of directors;
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Article VII, with respect to the calling of special meetings of Company stockholders and stockholder action by written consent;
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Article VIII, which contains provisions eliminating monetary damages for breaches of fiduciary duty by a director and indemnification and advancement of expenses;
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Article IX, which contains the Company’s election not to be governed by Section 203 of the DGCL and provisions regarding business combinations with interested stockholders;
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Article XII, containing an exclusive forum selection clause (see “—Exclusive Forum” below); and
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Article XIII, the amendment provision requiring that the above provisions be amended only with an 66-2/3% supermajority vote.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes in control of the Company or its management, such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Company Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company. These provisions are designed to reduce the Company’s vulnerability to an unsolicited acquisition proposal. The provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for the Company’s shares and, as a consequence, may inhibit fluctuations in the market price of the Company’s shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Exclusive Forum

The Company Charter provides that, unless the Company consents in writing to the selection of an alternative forum, (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Company to the Company or the Company’s stockholders, or any claim for aiding and abetting any such alleged breach, (iii) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company (a) arising pursuant to any provision of the DGCL, the Company Charter (as it may be amended or restated) or the Company Bylaws or (b) as to which the DGCL confers jurisdiction on the Delaware Court of Chancery or (iv) any action asserting a claim against the Company or any current or former director, officer, other employee, agent or stockholder of the Company governed by the internal affairs doctrine of the law of the State of Delaware will (to the fullest extent permitted by law) be solely and exclusively brought in the Delaware Court of Chancery (subject to certain limited exceptions, including if there is an indispensable party not subject to the jurisdiction of the Court of Chancery within ten days following such determination, or if jurisdiction is vested exclusively in a court or forum other than the Delaware Court of Chancery).

The Company Charter also provides that the federal district courts of the United States of America will, to the fullest extent permitted by law, be the sole and exclusive forum for any action arising under federal securities laws, including the Securities Act. In addition, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Exchange Act, or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum. While Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Any person or entity purchasing or otherwise acquiring any interest in any shares of the Company’s capital stock shall be deemed to have notice of and to have consented to the forum provisions in the Company Charter. This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company or its directors, officers, stockholders, agents or other employees, which may discourage such lawsuits.

We note that there is uncertainty as to whether a court would enforce this provision, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. Further, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find this provision of the Company Charter inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, the Company may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect the Company’s business, financial condition and results of operations and result in a diversion of the time and resources of the Company’s management and board of directors.

Conflicts of Interest

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Company Charter contains provisions by which the Company renounces (to the fullest extent permitted by law) any interest or expectancy that the Company has in, or any right to be offered an opportunity to participate in, specified business opportunities that are from time to time presented to the Company’s officers, directors or stockholders or their respective affiliates, other than those officers, directors, stockholders or affiliates who are employees of the Company or its subsidiaries. The Company Charter also provides that, to the fullest extent permitted by law, none of the non-employee directors of the Company or their affiliates have any duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which the Company or its affiliates now engage or propose to engage or (ii) otherwise competing with the Company or its affiliates.

Such persons also have no duty to communicate or offer any transaction or business opportunity that may be considered a corporate opportunity to the Company or any of its affiliates and they may take any such opportunity for themselves or offer it to another person or entity. However, the Company Charter does not renounce the Company’s interest in any business opportunity that is expressly offered to, or acquired or developed by a non-employee director solely in his or her capacity as a director or officer of the Company.

The following business opportunities (to the fullest extent permitted by law) will not be deemed to be a potential corporate opportunity for the Company (i) if the Company is neither financially or legally able, nor contractually permitted to undertake such opportunity, (ii) if, from its nature, such opportunity is not in the line of the Company’s business or is of no practical advantage to the Company, (iii) such opportunity is one in which the Company has no interest or reasonable expectancy, or (iv) such opportunity is one presented to any account for the benefit of a member of the Company Board or such member’s affiliate over which such member of the Company Board has no direct or indirect influence or control, including, but not limited to, a blind trust.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Company Charter includes a provision that eliminates, to the fullest extent permitted by law, the personal liability of directors for monetary damages for any breach of fiduciary duty as a director. The effect of this provision is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Company Bylaws provide that the Company must indemnify and advance expenses to directors and officers to the fullest extent permitted by Delaware law. The Company is also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in the Company Charter and the Company Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. The Company believes that these provisions, liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

There is currently no pending material litigation or proceeding involving any of the Company’s or FTAC’s or Tempo Holdings’ respective directors, officers or employees for which indemnification is sought.

Listing

The Company’s Class A common stock is listed on the NYSE under the symbol “ALIT”.